TRANSITION SERVICES AGREEMENT


                                 BY AND BETWEEN


                             SCOTTISH HOLDINGS, INC.


                                       AND


                        EMPLOYERS REINSURANCE CORPORATION



                            Dated as of _______, 2003


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                                TABLE OF CONTENTS


ARTICLE I. DEFINITIONS.........................................................1


ARTICLE II. APPOINTMENT; STANDARDS.............................................3

     Section 2.01.  Appointment and Acceptance of Appointment..................3
     Section 2.02.  Standards..................................................4

ARTICLE III. TERMINATION.......................................................4

     Section 3.01.  Termination................................................4
     Section 3.02.  Consultation...............................................4
     Section 3.03.  Effect of Termination......................................4
     Section 3.04.  Additional Termination Provisions..........................5

ARTICLE IV. TRANSITION SERVICES AND OTHER ARRANGEMENTS.........................5

     Section 4.01.  Independent Contractor.....................................5
     Section 4.02.  Transition Services........................................5
     Section 4.03.  Separation Services........................................6
     Section 4.04.  Special Projects...........................................6
     Section 4.05.  Additional Agreement.......................................6
     Section 4.06.  Non-Exclusivity............................................7

ARTICLE V. LIMITATION OF LIABILITY.............................................7

     Section 5.01.  Limited Liability of a Provider............................7
     Section 5.02.  Additional Limitation on Liability.........................7

ARTICLE VI. PRICING............................................................7

     Section 6.01.  Costs and Disbursements....................................7
     Section 6.02.  Invoices...................................................8

ARTICLE VII. REPRESENTATIONS AND WARRANTIES....................................8

     Section 7.01.  Non-Infringement...........................................8
     Section 7.02.  Compliance with Laws and Privacy and Security Policies.....8
     Section 7.03.  Disclaimer of Implied Warranties and Covenants.............8

ARTICLE VIII. COVENANTS........................................................9

     Section 8.01.  Non-Infringement...........................................9
     Section 8.02.  Capability and Lack of Harmful Components..................9
     Section 8.03.  Compliance with Privacy and Security Policies..............9

ARTICLE IX. INDEMNIFICATION....................................................9

     Section 9.01.  Indemnification............................................9
     Section 9.02.  Procedures Relating to Indemnification....................10


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ARTICLE X. TRANSITION SERVICES WORKS AND TRANSITION SERVICES DATA.............10


ARTICLE XI. TRANSITION PROJECT MANAGEMENT.....................................11


ARTICLE XII. DISPUTE RESOLUTION...............................................11


ARTICLE XIII. CONFIDENTIAL INFORMATION........................................12

     Section 13.01. Provider's Obligations....................................12
     Section 13.02. Recipient's Obligations...................................12
     Section 13.03. Compulsory Disclosure.....................................12
     Section 13.04. Injunction................................................12

ARTICLE XIV. REGULATORY MATTERS...............................................13


ARTICLE XV. COMPLIANCE WITH AND CHANGES TO LAWS, POLICIES AND TECHNOLOGY......13

     Section 15.01. Compliance with General Laws..............................13
     Section 15.02. Amendment of Privacy and Security Policies................13
     Section 15.03. Non-Public Personally Identifiable Information............13
     Section 15.04. Technology Changes........................................14

ARTICLE XVI. TRANSITION SERVICES AND DISASTER RECOVERY........................14


ARTICLE XVII. INABILITY TO PERFORM TRANSITION SERVICES; ERRORS................14


ARTICLE XVIII. SURVIVAL.......................................................14


ARTICLE XIX. MISCELLANEOUS....................................................15

     Section 19.01. Notices...................................................15
     Section 19.02. Waivers and Amendments; Preservation of Remedies..........16
     Section 19.03. Force Majeure.............................................16
     Section 19.04. No Third Party Beneficiaries..............................16
     Section 19.05. No Agency.................................................16
     Section 19.06. Subcontracting............................................16
     Section 19.07. Further Assurances........................................17
     Section 19.08. Incorporation of General Provisions.......................17
     Section 19.09. Entire Agreement..........................................17
     Section 19.10. Consistency with Purchase Agreement.......................17

Schedule A          Transition Services


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                          TRANSITION SERVICES AGREEMENT

     THIS TRANSITION SERVICES AGREEMENT (this "Agreement"), dated as of ___________, 2003, is made by and between Employers Reinsurance Corporation, a Missouri corporation ("Provider"), and Scottish Holdings, Inc., a Delaware corporation (together with Scottish Re (U.S.), Inc., a Delaware corporation, "Recipient"). Capitalized terms used herein but not defined in the text shall have the meanings ascribed to them in the Purchase Agreement, dated October [ ], 2003, by and among Provider and Recipient (the "Purchase Agreement"). Provider and Recipient are each individually referred to herein as a "Party" and, collectively, as the "Parties".

                                   WITNESSETH:

     WHEREAS, pursuant to the Purchase Agreement, Recipient is purchasing 95% of the outstanding shares of Capital Stock of the Company;

     WHEREAS, the Parties desire to effectuate and cooperatively provide for an orderly transition in the performance of administrative services from Provider to the Company; and

     WHEREAS, this Agreement is being entered into pursuant to Sections 2.04(b) and 5.10 of the Purchase Agreement;

     NOW, THEREFORE, in consideration of the premises and the mutual covenants contained herein, and upon the terms and conditions set forth herein, the Parties hereto agree as follows:

                                   ARTICLE I.

                                   DEFINITIONS

     Whenever the singular term is used in a definition, the same shall include the plural, and whenever the plural is used in a definition, the same shall include the singular, where appropriate.

     "Company" means ERC Life Reinsurance Corporation, a Missouri-domiciled insurance company.

     "Confidential Information" shall mean all tangible business information that a Party maintains in confidence, and, with respect to Non-Public Personally Identifiable Information, all tangible and intangible business information of the Party, including the following:

          (i) information relating to the Party's planned or existing Systems and systems architecture, including computer hardware, computer software, source code, object code, documentation, methods of processing and operational methods;

          (ii) sales, profits, organizational restructuring, new business initiatives and financial information;


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          (iii) proprietary and confidential information that describes the
                Party's reinsurance, insurance and financial products, including actuarial calculations, product designs, and how such products are administered and managed;

          (iv) proprietary and confidential information that describes the Party's product strategies, tax interpretations, tax positions and treatment of any item;

          (v) confidential information and software of third parties with which the Party conducts business;

          (vi)  Non-Public Personally Identifiable Information; and

          (vii) any other third party information as to which the Party has obligations of confidentiality.

Notwithstanding the foregoing, Confidential Information shall not include information that (i) is or becomes generally known to the public not as a result of a disclosure by a Party, (ii) is rightfully in the possession of a Party prior to disclosure by the other Party, (iii) is received by a Party in good faith and without restriction from a third party, not under a confidentiality obligation to the other Party and having the right to make such disclosure, or
(iv) is independently developed by or for a Party without reference to the Confidential Information of the other Party. The foregoing exceptions do not apply to the disclosure of Non-Public Personally Identifiable Information.

     "Dispute" has the meaning set forth in Article XII.

     "Force Majeure" means an event beyond the control of such Party (or any Person acting on its behalf), which by its nature could not have been foreseen by such Party (or such Person), or, if it could have been foreseen, was unavoidable, and includes acts of God, storms, floods, riots, fires, sabotage, terrorism, civil commotion or civil unrest, interference by civil or military authorities, acts of war (declared or undeclared) or armed hostilities or other national or international calamity or one or more acts of terrorism or failure of energy sources.

     "Non-Public Personally Identifiable Information" means all tangible and intangible financial or medical information of or concerning an individual person which either has been obtained from sources which are not available to the general public or obtained from the person who is the subject of such information, and which information is included in data files exchanged by any of the parties to the Transaction Agreements. The term shall include, without limitation, names, addresses, telephone numbers, email addresses, account or policy information, and any list or grouping of customers, and any medical records or other medical information of such customers and any other type of information deemed "nonpublic" and protected by applicable privacy Law and data elements reflecting the same.

     "Other Costs" has the meaning set forth in Section 6.01.

     "Party" has the meaning set forth in the Preamble.


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     "Privacy Policy" means the privacy policies of Provider, copies of which have been made available to Recipient.

     "Provider" has the meaning set forth in the Preamble, and, for purposes of
Article IV, shall include Affiliates of the Provider.

     "Provider Indemnified Party" has the meaning set forth in Section 5.01.

     "Purchase Agreement" has the meaning set forth in the Preamble.

     "Recipient" has the meaning set forth in the Preamble.

     "Recipient Indemnified Party" has the meaning set forth in Section 9.01(b).

     "Security Policy" means the security policies of Provider.

     "Separation Services" has the meaning set forth in Section 4.03.

     "Service Charges" has the meaning set forth in Section 6.01.

     "Special Projects" means a service that Recipient requests Provider to provide and that Provider has agreed to provide in writing, in accordance with
Section 4.04, that does not reasonably fall within one of the identified categories of Transition Services.

     "Systems" means a Party's computer facilities, system(s), applications, databases, networks (voice or data) or software.

     "Transition Project Manager" means the person, designated by Provider and Recipient respectively, who is primarily responsible for administering this Agreement, including, but not limited to, conducting reviews of service levels and performance, managing data migration and mitigating and resolving technical and business issues, with the authority and obligations set forth in Article XI.

     "Transition Services" has the meaning set forth in Section 4.02(a)

     "Transition Services Data" means output data from the delivery of Transition Services by Provider to Recipient under this Agreement.

     "Transition Services Works" means reports developed for Recipient in connection with the Transition Services provided by Provider to Recipient under this Agreement.

                                  ARTICLE II.

                             APPOINTMENT; STANDARDS

     Section 2.01. Appointment and Acceptance of Appointment.

     Subject to the terms and conditions set forth herein, for the period commencing on the Effective Date and continuing until terminated in accordance with Article III hereof, Recipient


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hereby appoints Provider to provide, or arrange with Provider's Affiliates to provide, the Transition Services specified in Article IV hereof and Schedule A hereto to the Company and Provider hereby accepts such appointment.

     Section 2.02. Standards.

     Except as otherwise provided in this Agreement, and provided that Provider is not restricted by an existing contract with a third party or by Law, Provider agrees that the nature, quality and standard of care applicable to delivery of the Transition Services will be substantially the same as that applicable to those Transition Services that Provider provided to the Company immediately prior to the Closing Date. With respect to Separation Services not previously provided to the Company, and provided that Provider is not restricted by an existing contract with a third party or by Law, Provider agrees that the nature, quality and standard of care applicable to delivery of such Separation Services shall be substantially the same as that applicable to similar services provided to Provider's Affiliates or other business components.

                                  ARTICLE III.

                                   TERMINATION

     Section 3.01. Termination.

     (a) Recipient may from time to time terminate this Agreement with respect to one or more Transition Services, in whole but not in part, upon giving at least thirty (30) days prior written notice to Provider; provided, that any such termination of a Transition Service shall not reduce the price of the Transition Services as set forth in Section 6.01 hereto. Notwithstanding the preceding sentence, no specific Transition Service shall be terminable if such termination would result in a material increase in Provider's costs or time in providing the Transition Services; provided, that in any such instance, Provider and Recipient may mutually agree to a termination plan with respect to any such Transition Service, including provision for payment of Provider's costs or time in connection with any such termination.

     (b) Provider may terminate this Agreement with respect to one or more Transition Services, in whole but not in part, at any time upon prior written notice to Recipient if Recipient has failed to perform any of its material obligations under this Agreement relating to such Transition Service, and such failure shall have continued for a period of thirty (30) days after receipt by Recipient of a notice of such failure from Provider.

     Section 3.02. Consultation.

     Each Party agrees that prior to exercising its rights under Section 3.01, it will use reasonable efforts to consult for a reasonable period of time with the other Party in advance of such termination and its implementation.

     Section 3.03. Effect of Termination.

     Upon termination of any Transition Service pursuant to this Agreement, the relevant Provider will have no further obligation to provide the terminated Transition Service, and the


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relevant Recipient will have no obligation to pay any future Other Costs relating to any such Transition Service, except as agreed to pursuant to Section
4.04 of this Agreement, and upon termination of this Agreement in accordance with its terms, no Provider will have any further obligation to provide any Transition Service, and no Recipient will have any obligation to pay any Transition Service Charges or Other Costs relating to any Transition Service or make any other payments under this Agreement; provided that notwithstanding any such termination Recipient shall remain obligated to Provider for Service Charges, Other Costs and any other fees, costs and expenses owed and payable in respect of Transition Services provided prior to the effective date of termination. In connection with termination of any Transition Service, the provisions of this Agreement not relating solely to such terminated Transition Service shall survive any such termination.

     Section 3.04. Additional Termination Provisions.

     Provider's obligations and the rights of Recipient under this Agreement shall terminate at such time as the Company is no longer owned and controlled directly or indirectly by Recipient or in the event of a change in control of Recipient. In addition, unless otherwise provided with respect to a particular Transition Service, this Agreement shall terminate on the date which is nine (9) calendar months after the Effective Date.

                                  ARTICLE IV.

                   TRANSITION SERVICES AND OTHER ARRANGEMENTS

     Section 4.01. Independent Contractor.

     In no event shall the personnel of Provider performing the Transition Services to Recipient in accordance with this Agreement be considered employees or agents of Recipient. Provider shall be solely liable for the payment of salary, bonus, employer's share of all applicable withholding taxes, other reasonable out of pocket expenses normally incidental to the provision of the Transition Services (including, without limitation, travel and entertainment expenses) and benefits received by such personnel, which shall be consistent with the historical practices of Provider and its Affiliates.

     Section 4.02. Transition Services.

     (a) During the period commencing on the Closing Date and ending on the relevant termination date as provided in Article III hereof, subject to the provisions below, Provider shall provide or cause to be provided to Recipient with respect to the Company the services set forth in Schedule A hereto (the "Transition Services").

     (b) The Transition Services listed on Schedule A shall be deemed to include
(i) services that are, according to Provider's written manuals, procedures, customs or otherwise (at the highest level of the various sources, to the extent the sources conflict) provided as part of a Transition Service; (ii) services required to reflect changes in technology required by regulators to support the Transition Services; and (iii) services that were provided to the Company prior to the Closing and are necessary for (y) the conduct of the business of the Company as of Closing


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or (z) the provision of services by, or fulfillment of obligations of, Recipient under the Transaction Agreements.

     (c) On or prior to the Effective Date, Provider shall obtain all waivers and consents necessary to provide any Transition Services and Provider shall bear any expenses related to such waivers and consents.

     Section 4.03. Separation Services.

     Provider shall provide (i) such services as are reasonably required to enable Provider to separate the Company from Provider or any of Provider's Affiliates, including, without limitation, claim file separation, policy file separation, physically separating hardware and software, and security, (ii) services required to enable Recipient to operate the Company under its own management, including the migration of data, (iii) assistance in understanding current business practices and historical data for purpose of the Recipient's integration of various functions, systems and practices into Recipient's business, and (iv) in connection with data migration, reasonable access to Provider's data to be migrated (collectively, the "Separation Services"). If any Separation Services are not Transition Services, they shall be subject to the procedures set forth in Section 4.04 and shall become Special Projects thereunder.

     Section 4.04. Special Projects.

     (a) If Recipient requests in writing that Provider provide a Special Project, which request shall include a description of the service required to be performed, Provider (a) shall within five (5) Business Days after the date of the request provide Recipient with written notice of receipt of the request and
(b) shall within ten (10) Business Days after the date of such request provide Recipient with a written proposal for such Special Project, giving reasonable priority to other demands on Provider's resources under this Agreement and otherwise. Such written proposal shall refer to the description provided by Provider, include the estimated time and price of performing it (including all consents necessary to perform the Special Projects), and include the potential impact on any previously existing Transition Services. If the Parties agree on such proposal, Provider shall perform such Special Project in accordance with the terms of this Agreement.

     (b) On or prior to commencing any Special Project, Provider shall obtain all waivers and consents necessary to perform any Special Projects and Provider shall bear any expenses related to such waivers and consents.

     Section 4.05. Additional Agreement.

     As of the Closing, except as otherwise provided in this Agreement, Schedule A hereto, or Section 5.02 of the Purchase Agreement, Recipient shall cease to use and shall have no further access to, and Provider shall have no obligation to otherwise provide, Provider Intranet and other Provider owned or licensed computer software, hardware or technology, and Recipient shall have no access to, and Provider shall have no obligation to otherwise provide, computer-based resources (including e-mail and access to Provider computer networks and databases) that require a password or are available on a secured access basis. Except as provided in this Agreement or in Schedule A, Recipient shall cease using the business services made available by


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Provider and/or its Affiliates to the Company or its employees prior to the
Closing Date. Recipient agrees to use its best efforts to fully implement the provisions of this Section promptly.

     Section 4.06. Non-Exclusivity.

     Nothing herein shall prevent Recipient during the term of this Agreement from obtaining any of the Transition Services from any other person or from providing any Transition Service to itself using its own facilities and employees; provided, however, that any use of such third party services shall not reduce the price of the Transition Services as set forth in Section 6.01.

                                   ARTICLE V.

                             LIMITATION OF LIABILITY

     Section 5.01. Limited Liability of a Provider.

     Notwithstanding the standard for services set forth in Section 2.02 pursuant to which Provider will perform, or cause to be performed, each Transition Service, neither Provider nor its Affiliates or Representatives (each, a "Provider Indemnified Party") shall have any liability in contract, tort or otherwise to Recipient or its Affiliates or Representatives for or in connection with any Transition Services rendered by any Provider Indemnified Party pursuant to the terms of this Agreement, the transactions contemplated hereunder or any Provider Indemnified Party's action or inaction with respect thereto, except for Losses arising out of or resulting directly from such Provider Indemnified Party's gross negligence or willful misconduct in connection with the foregoing.

     Section 5.02. Additional Limitation on Liability.

     Notwithstanding any other provision contained in this Agreement, in no event shall Provider, Recipient or their respective Affiliates or Representatives be liable for any special, indirect, punitive, incidental or consequential losses, damages or expenses, including loss of profits.

                                  ARTICLE VI.

                                     PRICING

     Section 6.01. Costs and Disbursements.

     Recipient shall pay to Provider for the provision of the Transition
Services: (i) $300,000 per month for the first three months of the term of this Agreement, and (ii) $250,000 per month for the last six months of the term of this Agreement (the "Service Charges") in accordance with the terms of this Agreement. Further, in connection with performance of the Transition Services, Provider may incur certain reasonable transition costs and other incidental out-of-pocket costs and expenses (excluding overhead and temporary loss of use of its employees or resources) (the "Other Costs"), which shall, without duplication, either be paid directly by Recipient or


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reimbursed to Provider by Recipient. Provider shall not be responsible for any costs or expenses necessary to integrate Recipient's systems for purposes of receiving the services described in this Agreement.

     Section 6.02. Invoices.

     Provider shall deliver an invoice to Recipient on a monthly basis (or at such other frequency as is consistent with the basis on which the Service Charges are determined and, if applicable, charged to Affiliates of Provider) in arrears for the Service Charges, any Other Costs and any other amounts due to Provider under this Agreement. Recipient shall pay the amount of such invoice by wire transfer to Provider within thirty (30) days of the date of such invoice in accordance with Section 2.06 of the Purchase Agreement. If Recipient fails to pay such amount by such date, Recipient shall be obligated to pay to Provider, in addition to the amount due, interest on such amount at the Interest Rate from the date the payment was due through the date of payment, all in accordance with
Section 2.06 of the Purchase Agreement. As soon as practicable after receipt of any reasonable written request by Recipient, Provider shall provide Recipient with data and documentation supporting the calculation of any amount due to Provider under this Agreement for the purpose of verifying the accuracy of such calculation.

                                  ARTICLE VII.

                         REPRESENTATIONS AND WARRANTIES.

     Section 7.01. Non-Infringement.

     Provider represents and warrants that as of the Closing Date no service provided pursuant hereto that Provider performed for itself prior to the Closing Date and that will become a Transition Service infringes any copyright, trademark, trade name, patent, trade secret, or other intellectual property right, or violates any third party property or contractual right, or contains any scandalous, libelous, or unlawful matter.

     Section 7.02. Compliance with Laws and Privacy and Security Policies.

     Provider represents and warrants that as of the Closing Date, Provider has been and is in compliance in all material respects with all applicable Laws of any Governmental Authority and any Privacy Policies and Security Policies necessary for Provider to provide the Transition Services as contemplated herein.

     Section 7.03. Disclaimer of Implied Warranties and Covenants.

     THE PARTIES AGREE THAT NEITHER RECIPIENT NOR PROVIDER MAKES ANY IMPLIED WARRANTIES OR COVENANTS UNDER THIS AGREEMENT WHATSOEVER.


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                                 ARTICLE VIII.

                                   COVENANTS.

     Section 8.01. Non-Infringement.

     Provider covenants that no Transition Services, Transition Services Works, or Transition Services Data will infringe any Intellectual Property right, trademark, trade name, trade dress or other intellectual property right of any third party, or violate any third party property or contractual right, right of privacy or right of publicity, or contain any libelous or unlawful matter.

     Section 8.02. Capability and Lack of Harmful Components.

     Provider covenants that it will utilize frequently updated commercially available anti-virus software to ensure that any Transition Services Data provided by Provider under this Agreement will not, at the time of installation, contain any virus, disabling code or other such malware.

     Provider covenants that no Transition Services, Transition Services Works and Transition Services Data provided by Provider as contemplated herein will violate in any material respect any applicable Law of any Governmental Authority.

     Section 8.03. Compliance with Privacy and Security Policies.

     Provider covenants that the provision of the Transition Services, Transition Services Works or Transition Services Data by Provider as provided for in this Agreement, including without limitation, the provision to Recipient of any information, including without limitation, customer and policyholder information, will not result in any material breach of Privacy Policies or Security Policies.

                                  ARTICLE IX.

                                 INDEMNIFICATION

     Section 9.01. Indemnification.

     (a) Recipient shall indemnify and hold harmless each Provider Indemnified Party on an After Tax Basis from and against any Losses, and reimburse each relevant Provider Indemnified Party for all reasonable expenses as they are incurred, whether or not in connection with pending litigation and whether or not any Provider Indemnified Party is a party hereto, arising out of or in connection with Transition Services, Separation Services or Special Projects rendered by such Provider Indemnified Party pursuant to the terms of this Agreement, the transactions contemplated hereunder or any such Provider Indemnified Party's action or inaction with respect thereto; provided, that Recipient shall not be liable under this Section 9.01(a) for any Losses of any such Provider Indemnified Party arising out of or resulting from such Provider Indemnified Party's gross negligence or willful misconduct in connection with the foregoing.


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     (b) Provider shall indemnify and hold harmless each relevant Recipient and its Affiliates and Representatives (each, a "Recipient Indemnified Party") on an After Tax Basis from and against any Losses, and reimburse each Recipient Indemnified Party for all reasonable expenses as they are incurred, whether or not in connection with pending litigation and whether or not any Recipient Indemnified Party is a party hereto, arising out of the gross negligence or willful misconduct of Provider in connection with (i) any of the Transition Services, Separation Services or Special Projects rendered by or on behalf of Provider pursuant to the terms of this Agreement, (ii) the transactions contemplated hereunder, or (iii) Provider's action or inaction with respect thereto.

     (c) Notwithstanding any other indemnification provision contained herein, subject to Article V and without duplication, Recipient shall indemnify and hold harmless Provider Indemnified Party on an After Tax Basis from and against any Losses, arising out of or in connection with any breach by Recipient, or its Representatives or Affiliates of any of their representations, warranties, covenants or agreements contained in Section 4.05.

     (d) Notwithstanding any other provision contained in this Agreement, the aggregate indemnification obligation of either of Provider or Recipient under this Article IX shall in no event exceed the aggregate total of Service Charges and Other Costs.

     Section 9.02. Procedures Relating to Indemnification.

     Sections 10.03 and 10.04 of the Purchase Agreement shall be deemed incorporated into and shall become a part of this Agreement and shall apply to any claims for indemnity asserted pursuant to Section 9.01 of this Agreement.

                                   ARTICLE X.

             TRANSITION SERVICES WORKS AND TRANSITION SERVICES DATA.

     To the extent permitted by applicable law and third party agreements in effect on the Closing Date to which Provider is a party or may be subject, Recipient shall acquire all right, title and interest in the Transition Services Works and Transition Services Data (in whatever medium or format), all of which shall vest in Recipient upon creation or upon the Closing Date, whichever occurs later, and shall be owned by Recipient in perpetuity. All of such Transition Services Works and Transition Services Data shall be provided as "work for hire" within the meaning of the Copyright Act of 1976, as amended. If and to the extent that any such Transition Services Works and Transition Services Data, or any part thereof, is not a "work for hire" for any reason, then subject to applicable law and any third party agreements to which Provider is a party, Provider hereby irrevocably transfers, conveys, and assigns all right, title, and interest in such Transition Services Works and Transition Services Data to Recipient. With respect to any Transition Services Works and Transition Services Data as to which such complete rights of ownership cannot be assigned because of prohibitions against such transfers by reason of third party agreements in existence as of the Closing Date, Provider shall obtain all necessary licenses to grant Recipient the perpetual, paid-up, unrestricted rights to use, reproduce, distribute, display, modify, transfer, create derivative works of, sublicense and disclose such Transition Services Works and Transition Services Data. Provider shall secure written agreements from any


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

personnel (employees, consultants and others) or entities providing Transition Services Works and Transition Services Data and Transition Services to the extent necessary for Provider to carry out the provisions of this subparagraph. Upon termination of the provision of any or all Transition Services under this Agreement, all Transition Services Works and Transition Services Data (to the extent embodied in a tangible form) shall reasonably promptly be delivered to Recipient at its address set forth below and Provider shall retain no copies thereof, except that Provider shall be entitled to retain one copy thereof solely for archival purposes and such copy shall be treated and protected by Provider as Confidential Information of Recipient pursuant to Article XIII herein.

                                  ARTICLE XI.

                         TRANSITION PROJECT MANAGEMENT.

     Provider and Recipient shall each appoint a Transition Project Manager. Each Transition Project Manager may appoint or designate in writing directed to the other Transition Project Manager a person or persons to act in his or her stead on day-to-day matters within various functional areas such as primary contacts to deal with information technology matters, actuarial matters, or financial matters. Transition Project Managers may serve as the primary contact point for his or her respective principal with respect to the obligations of the Parties under this Agreement and to questions or issues that may arise during the performance of this Agreement; provided, that neither Transition Project Manager, or his or her designee, shall have the authority to bind his or her respective principal. Any Party may, by advance notice given to the other Party in accordance with Section 19.01, designate another Transition Project Manager hereunder, provided that notice of such change shall be effective upon receipt.

                                  ARTICLE XII.

                               DISPUTE RESOLUTION.

     In the event of any dispute, controversy or claim arising out of or relating to the transactions contemplated by this Agreement, or the validity, interpretation, breach or termination of any provision of this Agreement, or calculation or allocation of the costs of any Transition Service or Special Project, including claims seeking redress or asserting rights under any Law (each, a "Dispute"), Provider and Recipient shall negotiate in good faith in an attempt to resolve such Dispute amicably between themselves at the operational level. If such Dispute has not been resolved to the mutual satisfaction of Provider and Recipient within twenty (20) Business Days (or such longer period as the Parties may agree), then at the request of either Party the matter shall be submitted to the Chief Financial Officers of Provider and Recipient for their consideration. In the event that such Chief Financial Officers are unable to resolve such Dispute within an additional twenty (20) Business Day period (or such longer period as the Parties may agree), such Dispute will be resolved in accordance with the judicial process referred to in Section 11.12 of the Purchase Agreement.


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

                                 ARTICLE XIII.

                            CONFIDENTIAL INFORMATION.

     Section 13.01. Provider's Obligations.

     Subject to the terms and conditions of the Purchase Agreement: (i) Provider shall maintain the confidentiality of the Confidential Information of Recipient and, except as provided in this Agreement, shall not use the Confidential Information for any purpose other than the performance of this Agreement; and
(ii) upon termination of this Agreement, Provider agrees to turn over the Confidential Information of Recipient to Recipient or to destroy such information in accordance with the instructions of Recipient; provided, however, that Provider may maintain one archive copy of all such information that was generated by Provider under this Agreement in a secure data storage facility.

     Section 13.02. Recipient's Obligations.

     Recipient shall maintain the confidentiality of the Confidential Information of Provider, and except as provided in this Agreement, shall not use the Confidential Information for any purpose other than the performance of this Agreement. Upon termination of this Agreement and any Transition Services provided to Recipient hereunder, Recipient agrees to turn over the Confidential Information of Provider to Provider or to destroy such information in accordance with the instructions of Provider; provided, however, that Recipient may maintain one archive copy of all of such information that was generated by Recipient under this Agreement in a secure data storage facility.

     Section 13.03. Compulsory Disclosure.

     If either Party is requested or required to disclose Confidential Information of the other pursuant to any judicial or administrative process, then such receiving Party shall promptly notify the other Party to this Agreement in writing of such request or requirement. The Party whose Confidential Information is requested or required to be disclosed shall either
(i) promptly seek protective relief from such disclosure obligation, or (ii) direct the receiving Party to comply with such request or requirement. The Party in receipt of Confidential Information of the other Party shall cooperate with efforts of the other Party to maintain the confidentiality of such information or to resist compulsory disclosure thereof but any costs incurred by the receiving Party shall be reimbursed by the other Party, except for costs of the receiving Party's employees. If, after a reasonable opportunity to seek protective relief, such relief is not obtained by the Party whose Confidential Information is subject to discovery or disclosure, or if such Party fails to obtain such relief, the receiving Party may disclose such portion of such Confidential Information that such Party reasonably believes, on the basis of advice of such Party's counsel, such Party is legally obligated to disclose.

     Section 13.04. Injunction.

     Each Party agrees that the breach by the other Party of its obligations under this Article XIII would cause significant and irreparable harm to the aggrieved Party, which may be difficult to measure with certainty or to compensate through money damages. Each Party acknowledges that the aggrieved Party shall be entitled, without proof of irreparable harm and without waiving any other right or remedy available to it, to such injunctive and equitable relief as may be deemed proper by a court of competent jurisdiction.

                                  ARTICLE XIV.

                               REGULATORY MATTERS.

     Provider shall cooperate with Recipient and any regulatory authorities that supervise it to satisfy any regulatory requirements applicable to entities that provide services to it. From and after the Closing Date, Provider shall continue to maintain systems necessary to provide the Transition Services to meet all applicable regulatory requirements.

                                  ARTICLE XV.

          COMPLIANCE WITH AND CHANGES TO LAWS, POLICIES AND TECHNOLOGY.

     Section 15.01. Compliance with General Laws.

     Nothing in this Agreement shall oblige either Party hereto to act in breach of the requirements of any law, rule or regulation applicable to it, including securities and insurance laws, written policy statements of securities commissions, insurance and other regulatory authorities, and the by-laws, rules, regulations and written policy statements of relevant securities and self-regulatory organizations, or law, rule or regulation of any Governmental Authority concerning privacy.

     Section 15.02. Amendment of Privacy and Security Policies.

     During the term of this Agreement, Provider shall provide Recipient with notice of any amendment to any Privacy Policy or Security Policy which amendment would be likely to adversely affect (i) Provider's ability to perform the Transition Services, Separation Services or Special Projects or (ii) Recipient's ability to receive and use the Transition Services, Separation Services or Special Projects.

     Section 15.03. Non-Public Personally Identifiable Information.

     Except for the purposes of carrying out this Agreement, Provider shall not disclose or use any Non-Public Personally Identifiable Information related to the Transition Services or the business of Recipient. Such Non-Public Personally Identifiable Information shall not be reproduced or shared with any other party except those entities with which Provider may from time to time contract in accordance with the fulfillment of the terms of this Agreement and which disclosure shall comply with all state and federal statutes and regulations governing the disclosure of medical records and non-public personally identifiable information, including any state or federal laws pertaining to the confidentiality of medical records that include diagnosis and treatment for HIV and psychiatric or substance abuse conditions and problems. Provider shall promptly adopt and implement security procedures to protect from improper disclosure or use of Non-Public Personally Identifiable Information related to the Transition Services or the business of Recipient, such procedures to be in compliance with all applicable federal and state regulatory requirements.

     Section 15.04. Technology Changes

     In connection with the migration of data, Provider shall notify recipient of any changes to software applications, field data or parameters that are material to the migration of data.

                                  ARTICLE XVI.

                   TRANSITION SERVICES AND DISASTER RECOVERY.

     Provider shall have established and implemented security and disaster recovery procedures to protect data owned by Recipient as well as Recipient's networks and systems, all in accordance with commercially reasonable practices.

                                 ARTICLE XVII.

                inability to perform transition services; errors.

     In the event that Provider is unable to perform a Transition Service as required by this Agreement (other than for reasons of Force Majeure) for a period that can reasonably be expected to exceed four (4) days Provider shall cooperate with Recipient to obtain an alternative means of providing such Transition Service and shall bear all reasonable costs incurred in either restoring the Transition Service or obtaining an alternative source of such Transition Service. In addition, Provider shall, at its own expense, promptly correct any errors in the provision of Transition Services rendered by Provider.

                                 ARTICLE XVIII.

                                    SURVIVAL.

     The provisions of Articles V, VI (to the extent any sums remain due or are disputed), VIII, IX, X, XII, XIII, XVIII and XIX shall survive the termination or expiration of this Agreement.

                                  ARTICLE XIX.

                                 MISCELLANEOUS.

     Section 19.01. Notices.

     Any notice or other communication required or permitted hereunder shall be in writing and shall be delivered personally, sent by facsimile transmission (and immediately after transmission confirmed by telephone) or sent by certified, registered or express mail, postage prepaid. Any such notice shall be deemed given when so delivered personally or sent by facsimile transmission (and immediately after transmission confirmed by telephone) or, if mailed, on the date shown on the receipt therefor, as follows:

          if to Provider:

          Employers Reinsurance Corporation
          5200 Metcalf Avenue
          P.O. Box 2991
          Overland Park, KS 66201
          Attention:  General Counsel
          Facsimile:  (913) 676-5258

          with a copy to:

          General Electric Company
          3135 Easton Turnpike, W3A24
          Fairfield, CT  06431
          Attention:  Vice President and Senior
                      Counsel for Transactions
          Facsimile:  (203) 373-3008

          and

          Stinson Morrison Hecker LLP
          2600 Grand Boulevard
          Kansas City, Missouri 64108
          Attention:  James S. Swenson
          Facsimile:  (816) 691-2768

          if to Recipient:

          Scottish Holdings, Inc.
          15800 John J. Delaney Drive
          Suite 200
          Charlotte, North Carolina 28277
          Attention:  General Counsel
          Facsimile:  (704) 542-5744
          with a copy to:

          LeBoeuf, Lamb, Greene & MacRae, L.L.P.
          125 West 55th Street
          New York, NY 10019
          Attention:  Hugh T. McCormick, Esq.
                      Stephen G. Rooney, Esq.
          Facsimile:  (212) 424-8500

Any Party may, by notice given in accordance with this Section 19.01 to the other Parties, designate another address or person for receipt of notices hereunder.

     Section 19.02. Waivers and Amendments; Preservation of Remedies.

     This Agreement may be amended, superseded, canceled, renewed or extended, and the terms hereof may be waived, only by a written instrument signed by all of the Parties or, in the case of a waiver, by the Party waiving compliance. No delay on the part of any Party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any waiver on the part of any Party of any right, power, remedy or privilege, nor any single or partial exercise of any such right.

     Section 19.03. Force Majeure.

     No Party hereto (or any Person acting on its behalf) shall have any liability or responsibility for failure to fulfill any obligation (other than a payment obligation) under this Agreement so long as and to the extent to which the fulfillment of such obligation is prevented, frustrated, hindered or delayed as a consequence of circumstances of Force Majeure; provided always that such Party (or such Person) shall have exercised reasonable due diligence to minimize the effect of Force Majeure on its obligations.

     Section 19.04. No Third Party Beneficiaries.

     Except as otherwise expressly set forth in Article IX and in any other provision of this Agreement, nothing in this Agreement is intended or shall be construed to give any Person, other than the Parties hereto, any legal or equitable right, remedy or claim under or in respect of this Agreement or any provision contained herein.

     Section 19.05. No Agency.

     Nothing in this Agreement shall be deemed in any way or for any purpose to constitute any party an agent of another unaffiliated party in the conduct of such other party's business.

     Section 19.06. Subcontracting.

     Any Provider may hire or engage one or more subcontractors to perform any or all of its obligations under this Agreement, provided that, subject to
Article V, such Provider shall in all cases remain primarily responsible for all obligations undertaken by it in this Agreement with respect to the scope of the Transition Services, the Standard for Transition Services and the content of the Transition Services provided to the relevant Recipient

     Section 19.07. Further Assurances.

     (a) Recipient shall take any and all necessary actions to cause and enable the Company to comply with all of the provisions of this Agreement, and Recipient agrees to be jointly and severally liable for any payment or reimbursement required to be made by the Company pursuant to this Agreement, including pursuant to Section 6.01.

     (b) If any Party hereto identifies a need for additional or other transition services to be provided by or on behalf of Provider or the Company, whether prior to or within six months after the Closing Date, the Parties hereto agree to negotiate in good faith to provide such requested services. To the extent practicable such additional or other services shall be provided on terms substantially similar to those applicable to Transition Services of similar types and otherwise on terms consistent with those contained in this Agreement.

     Section 19.08. Incorporation of General Provisions.

     The general provisions of Article XI of the Purchase Agreement (other than Sections 11.01, 11.07, 11.10 and 11.11) shall be deemed incorporated into and shall become a part of this Agreement..

     Section 19.09. Entire Agreement.

     This Agreement, including any Schedules and Exhibits and including the Transaction Agreements to the extent referred to herein, embodies the entire agreement between the Parties and supercedes any prior written agreement or any oral agreement with respect to the subject matter hereof. Any change or modification to this Agreement is null and void unless made by means of a written amendment to this Agreement which has been signed by both Parties.

     Section 19.10. Consistency with Purchase Agreement.

     This Agreement shall be subject to the provisions of the Purchase Agreement, including but not limited to Sections 5.02, 5.03 and 5.11, which provisions shall be paramount and controlling and shall supersede the provisions of this Agreement to the extent of any conflicts or inconsistencies.

     IN WITNESS WHEREOF, Provider and Recipient have each caused this Agreement to be signed and delivered by its duly authorized officer, all as of the Effective Date set forth above.

                           [SIGNATURE PAGE TO FOLLOW]

SCOTTISH HOLDINGS, INC.                     EMPLOYERS REINSURANCE
                                            CORPORATION

By:                                         By:
   ---------------------------------           ---------------------------------



Name:                                       Name:
     -------------------------------             -------------------------------



Title:                                      Title:
      ------------------------------              ------------------------------

                                                                      Schedule A

                               Transition Services


                                       19